EXHIBIT 21.1

Subsidiaries of Viasystems Group, Inc.

NAME OF SUBSIDIARY	JURISDICTION OF ORGANIZATION
Coretec Building Inc.	Colorado
DDi Cleveland Holdings Corp.	Delaware
DDi Electronics Services (Shenzhen) Co. Ltd.	China
Guangzhou Kalex Laminate Company Limited	China
Guangzhou Termbray Circuit Board Company Limited	China
Guangzhou Termbray Electronics Technologies Company Limited	China
Guangzhou Viasystems Commercial Technology Co. Limited	China
Kalex Circuit Board (China) Limited	Hong Kong
Kalex Circuit Board (Guangzhou) Limited	Hong Kong
Kalex Multi-Layer Circuit Board (Zhongshan) Limited	China
Merix Caymans Holding Company Limited	Cayman Islands
Merix Caymans Trading Company Limited	Cayman Islands
Merix Printed Circuits (Huizhou) Limited	China
Merix Printed Circuits Technology Limited	China
Print Service Holding NV	Netherlands
Qingdao Viasystems Telecommunications Technologies Company Limited	China
Shanghai Viasystems EMS Company Limited	China
Termbray Circuit Board Company Limited	Hong Kong
Termbray Laminate Company Limited	Hong Kong
Trumauga Properties, Ltd.	Ohio
Viasystems (BVI) Limited	British Virgin Islands
Viasystems (South China) Company Limited	Hong Kong
Viasystems Asia Limited	Hong Kong
Viasystems Asia Pacific Company Limited	Hong Kong
Viasystems Asia Pacific Property B.V.I. Limited	British Virgin Islands
Viasystems BV	Netherlands
Viasystems Canada Holdings, Inc.	Quebec
Viasystems EMS (Hong Kong) Company Limited	Hong Kong
Viasystems EMS (Shenzhen) Company Ltd.	China
Viasystems Europe Limited	United Kingdom
Viasystems Kalex Printed Circuit Board Limited	Hong Kong
Viasystems Mommers BV	Netherlands
Viasystems Services (Singapore) PTE Ltd.	Singapore
Viasystems Services BV	Netherlands
Viasystems Services Ltd.	Canada
Viasystems Technologies Corp., L.L.C.	Delaware
Viasystems Toronto, Inc.	Ontario
Viasystems ULC	Nova Scotia
Viasystems, Inc.	Delaware
Wirekraft Industries, LLC	Delaware
Zhongshan Viasystems Printed Circuit Board Company Limited	China